EXHIBIT 99.1

TOR Minerals Announces First Quarter 2006 Financial Results

CORPUS CHRISTI, Texas, May 4, 2006 TOR Minerals International (Nasdaq:TORM), producer of natural titanium dioxide pigments and specialty aluminas, today announced its financial results for the first quarter ended March 31, 2006.  The Company reported net income available to shareholders of $185,000 or $0.02 per fully diluted share, on net sales of $7,185,000.  This compares with net income available to shareholders of $440,000, or $0.05 per share, on net sales of $7,147,000 for the quarter ended March 31, 2005.

The bulk of HITOX® production was made using TOR’s new manufacturing process, which significantly improved energy efficiency during the first quarter.  Maintenance costs associated with the new process offset some of the savings.  The Company indicated that it has made improvements and expects maintenance costs to decline significantly by the end of the year.

Richard Bowers, CEO of TOR Minerals, commented, “First quarter results were in line with our expectations.  We have realigned our expense structure to meet current revenue levels and intensified our efforts to pursue new alumina and HITOX customers and end market applications.”

“In addition to increasing sales of our HITOX and alumina products, our primary operating objectives are to increase the utilization of our Netherlands alumina plant, and realize the efficiencies of the new manufacturing process at our Corpus Christi facility,” concluded Mr. Bowers.

TOR Minerals will host a conference call at 4 p.m. Central Time on May 4, 2006 to further discuss first quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website at www.torminerals.com.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC
(817) 310-0051

Tables Follow

TOR MINERALS INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006		2005

NET SALES	$7,185		$7,147
Cost of products sold	5,630		5,364
GROSS MARGIN	1,555		1,783
GROSS MARGIN %	22%		25%
Selling, administrative and general	1,176		1,128
OPERATING INCOME	379		655
OTHER INCOME (EXPENSE):
Interest expense, net	(118)		(88)
Other, net	(11)		(5)
INCOME BEFORE INCOME TAX	250		562
Taxes	50		107
NET INCOME	$200		$455
Preferred stock dividends	15		15
Income available to Common Shareholders	$185		$440

Earnings per common share:
Basic	$0.02		$0.06
Diluted	$0.02		$0.05

Weighted average common shares and equivalents outstanding:
Basic	7,829		7,795
Diluted	7,920	(1)	8,119	(1)

(1) 168,000 common shares related to the 200,000 convertible preferred shares outstanding were excluded in the computation of diluted earnings per share as the effect would be antidilutive.

TOR MINERALS INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
March 31, 2006 and December 31, 2005
(in thousands)

	March 31,	December 31,
	2006	2005
	(Un-Audited)
ASSETS
Current assets	$13,529	$12,725
Property, plant and equipment, net	19,893	19,535
Goodwill, net	1,768	1,729
Other assets	45	46
Total Assets	$35,235	$34,035

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$5,320	$5,095
Long-term debt, excluding current maturities	5,579	5,460
Deferred tax liability	587	528
Total Liabilities	11,486	11,083

Shareholders' equity	23,749	22,952
Total Liabilities & Shareholders' Equity	$35,235	$34,035